Exhibit 99.1

Pernix Announces CEDAX® Acquisition

AT THE COMPANY
Cooper Collins
President/Chief Executive Officer
(832) 934-1825

FOR IMMEDIATE RELEASE

MAGNOLIA, Texas (March 24, 2010) – Pernix Therapeutics Holdings, Inc. (NYSE Amex: PTX) today announced the acquisition of the antibiotic CEDAX® (ceftibuten) from Shionogi Pharma, Inc.

CEDAX®, an oral third-generation cephalosporin, was originally discovered by Shionogi and Co., Ltd. and licensed to Schering-Plough. CEDAX® received marketing approval from the U.S. Food and Drug Administration in 1995. Indicated for mild to moderate acute bacterial exacerbations of chronic bronchitis, acute bacterial otitis media, pharyngitis and tonsillitis, the once-a-day medication was launched by Schering-Plough in 1996.

“We are excited about the acquisition of CEDAX® and the value it adds to our company,” said Cooper Collins, President and Chief Executive Officer of Pernix.  “Annual product revenue for CEDAX® peaked over ten years ago while promoted by Schering-Plough (NYSE: SGP).  Since that peak it has not been promoted in first position and the sales have fallen drastically. Because Pernix has a history of reinvigorating established brands, we welcome the opportunity to grow the patent protected CEDAX® franchise for several years.”

The total purchase price of CEDAX® is $6.1 million.  Find more information about CEDAX® on the Pernix website at www.pernixtx.com. Velocity Health Securities, Inc. acted as the exclusive financial advisor to Pernix on this transaction.

About Pernix Therapuetics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on serving the needs of the pediatric marketplace. Commercially-proven branded product families include CEDAX®,  BrovexTM, Aldex®, Pediatex®, ReZystTM, QuinZymeTM and Z-Cof®. The company was originally founded in 1999 and is based in the Houston, TX metropolitan area. Additional information is available on the Pernix website at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements
The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company.  The Company  wishes to advise readers that  factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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